Exhibit 10.2

FORM OF DIRECTOR VOTING AGREEMENT

November 25, 2024

Old National Bancorp

One Main Street

Evansville, Indiana 47708

Ladies and Gentlemen:

The undersigned shareholder and director (the “Shareholder”) of Bremer Financial Corporation, a Minnesota corporation (the “Company”), in the Shareholder’s capacity as a shareholder of the Company, and not in his or her capacity as a director or officer of the Company, as applicable, hereby acknowledges that the Company, Old National Bancorp, an Indiana corporation (“Parent”), and ONB Merger Sub, Inc., an Indiana corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of the same date hereof (as amended or modified from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into the Company, with the Company as the surviving corporation (the “Surviving Corporation”) in such merger (the “Merger”) and, immediately following the Merger, the Surviving Corporation will merge with and into Parent, with Parent as the surviving corporation of such Merger (the “Second Step Merger”, and together with the Merger, the “Mergers”). A copy of the Merger Agreement has been provided to the Shareholder. Capitalized terms used but not defined herein are to be deemed to have the same meanings assigned to them in the Merger Agreement.

As an inducement to and condition of Parent’s willingness to enter into the Merger Agreement, the Shareholder hereby agrees, represents and warrants as follows:

1.            Owned Shares. As of the date hereof, the Shareholder owns (of record or beneficially) and has the full power and authority to vote [●] shares of Class A Company Common (the “Owned Shares”). For all purposes of this agreement, the Owned Shares will include any shares of Company Common Stock as to which the Shareholder acquires beneficial or record ownership after the date hereof. The Owned Shares are owned by the Shareholder free and clear of all encumbrances, voting arrangements and commitments of every kind, except as would not restrict the performance of the Shareholder’s obligations or compliance with the restrictions under this agreement. The Shareholder does not beneficially own any shares of Class A Company Common Stock or Class B Company Common Stock other than the Owned Shares.

2.            Agreement to Vote Owned Shares. The Shareholder agrees that, at the Company Meeting or any other meeting or action of the shareholders of the Company, including a written consent solicitation, the Shareholder will (a) appear at such meeting or otherwise cause the Owned Shares to be counted as present thereat for the purpose of establishing a quorum, (b) vote all of the Owned Shares (or otherwise provide a proxy, consent or voting instruction or direction) in favor of (i) approval of the Merger Agreement, the Mergers and any other matters required to be approved or adopted in order to effect the Mergers and the transactions contemplated by the Merger Agreement and (ii) the adjournment or postponement of the Company Meeting, (c) not initiate any proxy solicitation or undertake any other efforts against the Merger Agreement, the Mergers or the transactions contemplated by the Merger Agreement, and (d) not vote the Owned Shares (or otherwise provide a proxy or consent) in favor of, or otherwise support, approval of any Acquisition Proposal with respect to the Company or any action that is intended to, or could reasonably be expected to, impede, interfere with, or delay or otherwise adversely affect the Mergers or the transactions contemplated by the Merger Agreement. Notwithstanding anything to the contrary in this agreement, the parties acknowledge that (x) this agreement is entered into by the Shareholder solely in his or her capacity as a holder of the Owned Shares and that nothing in this agreement shall prevent the Shareholder from discharging his or her fiduciary duties as a member of the Board of Directors of the Company, and (y) the taking of any actions (or failures to act) by any of the undersigned in such person’s capacity as a member of the Board of Directors of the Company shall not be deemed to constitute a breach of this agreement.

3.            Transfer of Owned Shares and Company Common Stock. From the date hereof until the Effective Time, the Shareholder agrees that he or she will not, without the prior written consent of Parent, directly or indirectly, sell, offer for sale, transfer, pledge, assign, encumber or otherwise dispose of, or enter into any contract, agreement, option, commitment, derivative or other arrangement or understanding with respect to any sale, offer for sale, transfer, pledge, assignment, encumbrance or other disposition (each, a “Transfer”) of any of the Owned Shares or the voting rights thereunder.

4.            Further Assurances. The Shareholder will take all reasonable actions and make all reasonable efforts, and will execute and deliver all such further agreements, documents, certificates, instruments, proxies and voting instructions as reasonably necessary, in order to fulfill his or her agreements and obligations contemplated hereby, including, without limitation, the agreement of the Shareholder to vote the Owned Shares in accordance with Section 2 hereof.

5.            No Solicitation. The Shareholder agrees that he or she shall not, and the Shareholder shall direct and use his or her reasonable best efforts to cause his or her agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Shareholder) not to, directly or indirectly, (a) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal with respect to the Company, (b) engage or participate in any negotiations with any person concerning any Acquisition Proposal with respect to the Company, (c) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to an Acquisition Proposal with respect to the Company, (d) enter into any term sheet, letter of intent, indication of interest, commitment, memorandum of understanding, agreement in principle, stock acquisition or disposition agreement, or other agreement (whether written or oral, binding or non-binding) in connection with or relating to any Acquisition Proposal with respect to the Company, or (e) solicit proxies or initiate a shareholder vote with respect to an Acquisition Proposal with respect to the Company or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal with respect to the Company, except in each case to notify a person that has made or, to the knowledge of the Shareholder, is making any inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 5. Notwithstanding the foregoing, in the event the Company is engaging in discussions or negotiations with a person making an Acquisition Proposal in accordance with Section 6.11 of the Merger Agreement with respect to such Acquisition Proposal, the Shareholder and his or her agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Shareholder) shall be entitled to engage in any discussions or negotiations that the Company is permitted to engage in pursuant to Section 6.11 of the Merger Agreement with respect to such Acquisition Proposal.

6.            Specific Performance. The parties agree that irreparable damage would occur if any provision of this agreement were not performed in accordance with its specific terms or otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions or temporary restraining order to prevent breaches or threatened breaches of this agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

7.            Public Announcements. The Shareholder agrees that no public release or announcement or statement concerning this agreement or concerning the transactions contemplated by the Merger Agreement shall be issued by the Shareholder without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the Shareholder is subject, in which case the Shareholder shall consult with Parent about, and allow Parent reasonable time to comment on, such release or announcement in advance of such issuance or (ii) for such releases, announcements or statements that are consistent with other such releases, announcements or statements made after the date of this agreement in compliance with this Section 7.

8.            Termination of this Agreement. This agreement will terminate automatically upon the earliest to occur of: (i) the termination of the Merger Agreement by either or both of the Company or Parent pursuant to Section 8.1 of the Merger Agreement, (ii) the Board of Directors of the Company making a Recommendation Change in accordance with Section 6.3 of the Merger Agreement, (iii) the entry into any amendment, modification, waiver or other change to any provision of the Merger Agreement, as in effect on the date hereof, without the Shareholder’s prior written consent, that (x) diminishes the amount or changes the form of the Merger Consideration, (y) extends the Termination Date (other than as contemplated by the terms of the Merger Agreement as in effect on the date hereof) or imposes any additional conditions or obligations that would reasonably be expected to materially impede or delay the consummation of the transactions contemplated by the Merger Agreement, or (z) otherwise would reasonably be expected to adversely affect the rights or obligations of the Shareholder in connection with the transactions contemplated by the Merger Agreement, and (iv) the Effective Time; provided, however, that this Section 8 and Sections 11 through 25 of this agreement shall survive such termination. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination will not relieve any party from liability for any willful breach of this agreement prior to such termination.

9.            Certain Representations and Warranties.

(a)           The Shareholder hereby represents and warrants to Parent that the Shareholder has the right, power and authority to execute and deliver this agreement and to perform fully its obligations hereunder; such execution, delivery and performance does not and will not violate, or require any consent, approval, or notice under any law or result in the breach of, constitute a default under, result in the creation of any Lien on any Owned Shares pursuant to any contract or other instrument; this agreement has been duly executed and delivered by the Shareholder and, assuming due authorization, execution, and delivery hereof by Parent, constitutes a legal, valid and binding agreement of the Shareholder, enforceable in accordance with its terms (except to the extent that enforceability hereof may be limited by the Enforceability Exceptions); there is no claim, action, suit, dispute, investigation, examination, complaint or other proceeding pending against the Shareholder or, to the knowledge of the Shareholder, any other person or, to the knowledge of the Shareholder, threatened against the Shareholder or any other person, in each case, that restricts, limits, impairs or prohibits (or, if successful, would restrict, limit, impair or prohibit) the performance by the Shareholder of his or her covenants, agreements and obligations hereunder.

(b)           Parent hereby represents and warrants to the Shareholder that Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana; Parent has the right, power and authority to execute and deliver this agreement and to perform fully its obligations hereunder; such execution, delivery and performance does not and will not violate, or require any consent, approval, or notice under any law or result in the breach of any contract; and this agreement has been duly executed and delivered by Parent and, assuming due authorization, execution, and delivery hereof by the Shareholder, constitutes a legal, valid and binding agreement of Parent, enforceable in accordance with its terms (except to the extent that enforceability hereof may be limited by the Enforceability Exceptions).

10.           Appraisal/Dissenters Rights. To the extent permitted by applicable law, the Shareholder hereby irrevocably and unconditionally waives and agrees not to exercise or perfect any rights of appraisal or rights to dissent from the Merger that the Shareholder may have with respect to the Owned Shares under applicable law.

11.           Governing Law. This agreement shall be governed and construed in accordance with the laws of the State of Indiana without regard to any applicable conflicts of law.

12.          Counterparts. This agreement may be executed in two or more counterparts (including by electronic means, including a “.pdf” format data file), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

13.          Chosen Courts. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this agreement or the transactions contemplated hereby exclusively in the Chosen Courts, and, solely in connection with claims arising under this agreement or the transactions that are the subject of this agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 22.

14.          Severability. Whenever possible, each provision or portion of any provision of this agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

15.          Electronic Transmission. This agreement and any signed agreement or instrument entered into in connection with this agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by email delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of email delivery of a “.pdf” format data file to deliver a signature to this agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the email delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

16.           Amendment. Subject to compliance with applicable law, this agreement may be amended by the parties hereto. This agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto.

17.          Extension; Waiver. The Shareholder, with respect to Parent, and Parent, with respect to the Shareholder, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of Parent (in the case of the Shareholder) or the Shareholder (in the case of Parent), (b) waive any inaccuracies in the representations and warranties of Parent (in the case of the Shareholder) or the Shareholder (in the case of Parent) contained herein, and (c) waive compliance with any of the agreements or satisfaction of any conditions of Parent (in the case of the Shareholder) or the Shareholder (in the case of Parent) contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

18.          Interpretation. The parties have participated jointly in negotiating and drafting this agreement. In the event that an ambiguity or a question of intent or interpretation arises, this agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this agreement. The headings contained in this agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this agreement. Whenever the words “include,” “includes” or “including” are used in this agreement, they shall be deemed to be followed by the words “without limitation.” This agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

19.          Entire Agreement. This agreement (including the documents and the instruments referred to herein) and the Investor Agreement constitute the entire agreement among the parties and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

20.          Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 20.

21.           Assignment; Third-Party Beneficiaries. Neither this agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

22.           Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by one party to the other parties shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document if sent at or prior to 5:00 p.m. local time of the recipient, and on the next business day if sent after 5:00 p.m. local time of the recipient (in each case except in the event of any “bounceback” or similar non-transmittal message); or (d) on the day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 22):

(i)	if to the Shareholder, to:

c/o Bremer Financial Corporation
380 St. Peter Street.
Suite 500.
Saint Paul, Minnesota 55102
	Attention:	Jeanne Crain
Mitch Bleske
	Email:	jhcrain@bremer.com
mjbleske@bremer.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10533
	Attention:	Matthew M. Guest
Eric M. Feinstein
	Email:	MGuest@wlrk.com
EMFeinstein@wlrk.com

and

(ii)	if to Parent, to:

Old National Bancorp
One Main Street
Evansville, IN 47708
	Attention:	Nicholas J. Chulos, Executive Vice President, Chief Legal Officer and Corporate Secretary
	Email:	nick.chulos@oldnational.com

With a copy (which shall not constitute notice) to:

Squire Patton Boggs (US) LLP
201 E. Fourth Street, Suite 1900
Cincinnati, OH 45202
	Attention:	James J. Barresi
Alison LaBruyere
	Email:	james.barresi@squirepb.com
alison.labruyere@squirepb.com

23.          Expenses. All costs and expenses incurred in connection with this agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

24.          No Ownership. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Owned Shares. All rights, ownership and economic benefits of and relating to the Owned Shares shall remain vested in and belong to the Shareholder, and Parent shall have no authority to direct the Shareholder in the voting or disposition of any of the Owned Shares, except as provided herein.

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*        *        *

The undersigned has executed and delivered this agreement as of the day and year first above written.

Very truly yours,

[Director Name]

Accepted as of the Date first above written:

Old National Bancorp

By:
Name:
Title: